Exhibit 4.1

NEITHER THIS WARRANT NOR THE SHARES ISSUABLE HEREUNDER HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. AS A RESULT, NEITHER THIS WARRANT NOR THE SHARES ISSUABLE HEREUNDER MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL THIS WARRANT OR SUCH SHARES ARE REGISTERED UNDER THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

Warrant No.	, 2010

Number of Warrants:

WARRANT TO PURCHASE

COMMON STOCK

OF

GREEN PLAINS RENEWABLE ENERGY, INC.

For value received, Green Plains Renewable Energy, Inc., an Iowa corporation (the “Company”), hereby grants to                      (together with its successors and assigns as set forth on the books of the Company, each a “Registered Holder”) the number of Warrants set forth above (the “Warrants” and the certificate evidencing same being referred to herein as “this Warrant”), each of the Warrants entitling the Registered Holder to purchase from the Company, until the Expiration Date (as defined in Section 2.01), upon the terms of this Warrant, one fully paid and non-assessable share (as same may be adjusted pursuant to Section 1, each a “Warrant Share” and together the “Warrant Shares”) of the Company’s common stock, $.001 par value (the “Common Stock”) for a price of $14.00 per share (as same may be adjusted pursuant to Section 1, the “Per Share Exercise Price”), subject to all adjustments set forth herein. The total price to be paid by the Registered Holder upon purchase of all of the Warrant Shares is $14.00 multiplied by the number of Warrants evidenced by this certificate (“Total Exercise Price”).

This Warrant is issued by the Company pursuant to the terms of the Merger Agreement dated as of             , 2010, (the “Merger Agreement”), by and among the Company, Global Ethanol, LLC and Global Ethanol, Inc. Terms not otherwise defined herein shall have the meaning set forth in the Merger Agreement.

1.01       Adjustments for Certain Events.

(a)      Stock Dividends, Subdivisions and Combinations.  If at any time, or from time-to-time, after the date hereof, the Company (i) declares a dividend on the Common Stock that is payable with shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock into a greater number of shares of Common Stock by a stock split, reclassification or other method, or (iii) combines or consolidates the outstanding shares of Common Stock into a lesser number of shares of Common Stock by a reverse stock split, reclassification or other method, then the number of Warrant Shares issuable upon exercise of this Warrant shall be decreased or increased, as appropriate, by multiplying the number of Warrant Shares issuable upon exercise of this Warrant immediately before such event by a fraction, the numerator of which is the number of issued and outstanding shares of Common Stock immediately after such event and the denominator of which is the number of issued and outstanding shares of Common Stock immediately before such event. The events set forth above are deemed to occur on the date the Company’s Board of Directors (the “Board”) declares the dividend or authorizes the subdivision or combination of shares of Common Stock unless, for any reason, the dividend is not subsequently paid or the subdivision or combination is not subsequently completed. After any adjustment to the number of Warrant Shares under this Section 1.01(a) the Per Share Exercise Price shall be adjusted to that number determined by dividing the Total Exercise Price by the number of Warrant Shares issuable upon exercise of this Warrant after such adjustments.

(b)      Reclassification, Etc.  In case of any reclassification (other than a reclassification governed by Section 1.01(a)) or change of the outstanding securities of the Company or of any reorganization, sale or conveyance to another entity of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another entity or merger of the Company (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) on or after the date hereof, then and in each such case the Registered Holder upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization, sale or conveyance, exchange of securities or merger shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, only the stock or other securities or cash or property to which such Registered Holder would have been entitled upon such consummation if such Registered Holder had exercised this Warrant immediately prior thereto. Any such change in the Per Share Exercise Price, the number of Warrant Shares or the kind and amount of stock or other securities or property into which this Warrant shall be exercisable shall be effective as of the closing of the transaction that precipitated such adjustment.

1.02      General Adjustment Provisions

(a)      Notice of Adjustments.  Upon each event that causes an adjustment of the Per Share Exercise Price, the number of Warrant Shares or the kind and amount of stock or other securities or property into which this Warrant shall be exercisable, the Company, at its expense, shall promptly compute such adjustments in accordance with the terms hereof, reflect such adjustment on its books and prepare and furnish the Registered Holder a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Company’s Chief Financial Officer shall attest to the accuracy of the certificate. Upon the Registered Holder’s written request at any time, but no more often than quarterly, the Company shall furnish to the Registered Holder a certificate setting forth (i) all prior adjustments to the Per Share Exercise Price, the number of Warrant Shares or the kind and amount of stock or other securities or property into which this Warrant shall be exercisable, (ii) the Per Share Exercise Price currently in effect and (iii) the number of Warrant Shares and the amount, if any, of other property, that the Registered Holder would receive upon exercise of this Warrant.

(b)       Miscellaneous.  Unless specifically provided herein to the contrary, all of the adjustments set forth in this Section 1 are cumulative. No adjustment of the Per Share Exercise Price or the number of Warrant Shares shall be made hereunder with respect to any shares of Common Stock that have been issued to the Registered Holder upon exercise of this Warrant.

(c)      No Increase Per Share Exercise Price.  In no event shall any such adjustment have the effect of increasing the Per Share Exercise Price as otherwise determined pursuant to this Section 1 except as contemplated by Section 1.01(a)(iii), and then in no event to an amount larger than the Per Share Exercise as adjusted pursuant to such Section.

(d)      Disputes.  In the event that there is any dispute as to the computation of the Per Share Exercise Price or the number of Warrant Shares required to be issued upon exercise of this Warrant, the Registered Holders and the Company will retain a mutually acceptable independent and nationally recognized accounting firm to re-compute the Per Share Exercise Price and number of Warrant Shares required to be issued upon exercise of this Warrant pursuant to the terms hereof, which firm may review the financial statements or other information upon which such computations were based. The determination of such firm shall, in the absence of manifest error, be binding upon the Registered Holders of this Warrant and the Company. If there shall be a dispute as to the selection of such nationally recognized accounting firm, such firm shall be appointed by the American Institute of Certified Public Accountants if willing, otherwise by the American Arbitration Association in New York City, upon application by the Company and Registered Holders of at least 25 percent of the then outstanding Warrants, with notice to the other Registered Holders. The cost for the retention of such firm shall be borne by the Company if the Company’s original computation was incorrect, and otherwise by the Registered Holders.

2. Exercise.

2.01    Exercise Period.  The Registered Holder may exercise this Warrant for all or less than all of the Warrant Shares at any time and from time to time before 5:00 P.M. local time in Omaha, Nebraska on             , 2013 (the “Expiration Date”).

2.02      Manner.  The Registered Holder shall exercise this Warrant by delivering to the Secretary of the Company at its principal office (a) this original Warrant, (b) a notice of exercise in the form attached hereto as Exhibit A and (c) full payment in the amount of the Per Share Purchase Price multiplied by the number of Warrant Shares that Registered Holder is purchasing hereunder (the “Purchase Price”).

2.03      Form of Payment.  Registered Holder shall pay the Purchase Price (a) in cash, (b) by bank cashier’s check, (c) by Federal Reserve System wire transfer of immediately available funds, or (d) by any combination of the foregoing.

2.04      Delivery to Registered Holder.  As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within ten (10) business days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct:

(i)        a certificate or certificates for the number of Warrant Shares to which such Registered Holder shall be entitled; and

(ii)        in case such exercise is in part only, a new Warrant of like tenor for the number of Warrants (without giving effect to any adjustment therein) called for on the face of this Warrant minus the number of Warrants exercised.

3.      Notice of Certain Events.  If the Company proposes at any time (a) to declare any dividend or distribution upon its Common Stock, or (b) to offer to the holders of any class or series of its capital stock any additional shares of stock of any class or series or other rights, the Company shall deliver written notice thereof to Registered Holder. Such notice shall be given at least twenty (20) calendar days before (i) the record date for such dividend, distribution or offering and (ii) the earlier of any vote to approve or the closing of such transaction. The notice shall generally describe the event expected to occur, the anticipated date thereof and the name and telephone number of the Company’s representative whom the Registered Holder may contact to obtain additional information concerning the anticipated event.

4.      Reservation of Common Stock.  During the period in which this Warrant may be exercised, the Company will at all times have authorized, and in reserve, shares of Common Stock equal to the maximum amount of the shares of Common Stock that can be issued upon exercise of all of this Warrant and such other securities and properties as from time to time shall be deliverable to the Registered Holder upon the exercise of this Warrant, free and clear of all restrictions on sale or transfer (except such as may be imposed under applicable federal and state securities laws).

5.      Issue or Transfer Taxes.  The Company shall pay all issue and other non-income based taxes that may be payable in respect of the issuance or delivery of the Warrant Shares on exercise of the Warrant. The Registered Holder shall pay all transfer taxes due upon any transfer requested by Registered Holder in connection with any such exercise.

6.      Transfers.

(a)      Unregistered Security.  Each holder of this Warrant acknowledges that this Warrant and the Warrant Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Shares issued upon its exercise in the absence of (i) an effective registration statement under the Securities Act as to this Warrant or such Warrant Shares and registration or qualification of this Warrant or such Warrant Shares under any applicable federal or state securities law then in effect or (ii) an opinion of counsel, satisfactory to the Company, that such registration and qualification are not required. Each certificate or other instrument for Warrant Shares issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect.

(b)      Transferability.  Subject to the provisions of Section 6(a) hereof, this Warrant and all rights hereunder may only be transferred in increments of no less than 25,000 Warrants, unless otherwise agreed to by the Company, and upon surrender of the Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the principal office of the Company.

(c)      Warrant Register.  The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant. Until any transfer of this Warrant is made in the warrant register (which the Company shall effect promptly following submission of this Warrant to it) the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary. Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

(d)      Deliveries Upon Transfer.  As soon as practicable after a transfer of this Warrant in whole or in part, and in any event within ten (10) business days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to:

(i)        to the transferee a certificate or certificates registered in the name of the transferee for the number of Warrants transferred to such transferee; and

(ii)        in case such transfer is in part only, to the Registered Holder a new Warrant of like tenor for the number of Warrants (without giving effect to any adjustment therein) called for on the face of this Warrant minus the number of Warrants transferred.

(e)      Loss, Etc. of Warrant.  Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, and upon reimbursement of the Company’s reasonable incidental expenses, the Company shall execute and deliver to the Registered Holder a new Warrant of like date, tenor and denomination.

7.        Fractional Shares.  No fractional share of Common Stock shall be issued upon the exercise of this Warrant. All of the Warrant Shares issuable upon any exercise of this Warrant shall be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after such aggregation, the exercise would result in the issuance of a fractional share, the Company shall in lieu thereof pay the Registered Holder a cash amount equal to the fair market value of such fractional share on the date of exercise. The Board, acting in good faith, shall determine the fair market value of the fractional share.

8.        Closing of Transfer Books.  The right to exercise this Warrant shall not be suspended during any period while the stock transfer book of the Company for its Common Stock is closed. Notwithstanding the foregoing, the Company shall not be required to deliver certificates of its Common Stock upon exercise of this Warrant while its stock transfer book is duly closed and may postpone the delivery of the certificates for its Common Stock until the opening of such books.

9.        Notices.  Any notice given hereunder shall be deemed given (a) when delivery is tendered if personally delivered, (b) three (3) days after the postmark if mailed certified mail, return receipt requested, (c) on the first business day after delivery to a nationally recognized company regularly providing overnight delivery services if sent by next business day service and (d) on the day receipt is confirmed, either by the recipient or electronically, if sent by telecopy. If a party sends a notice by any other method, it shall be deemed given when the addressee or addressee’s authorized agent actually receives the notice. In each case, notices shall be addressed to the Company at 9420 Underwood Avenue, Suite 100, Omaha, Nebraska, 68114, (402) 884-8700 and to the Registered Holder at                                 , or such address of the Registered Holder reflected after             , 2010 (including as to any transfers as reflected on an Assignment Form) in the warrant register maintained pursuant to Section 6(c), or such other address as such party may indicate by a notice to the other party.

10.      Registered Holder Not Stockholder.  This Warrant does not confer upon Registered Holder any rights or liabilities as a stockholder of the Company, including, but not limited to, any right to vote or to consent or to receive notice as a stockholder of the Company until the first business day following the Registered Holder’s exercise of this Warrant and the Company’s receipt of the documentation required to be delivered to it by the Registered Holder pursuant to Section 2.02, 2.03 and/or 2.04.

11.      Amendment.  The provisions of this Warrant may only be amended or modified in writing by the Company and the Registered Holder.

12.      Governing Law.  This Warrant shall be governed by the laws of the State of Iowa without regard to the choice of law provisions thereof that would defer to the substantive laws of another jurisdiction.

13.      Headings.  The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction thereof.

14.      Severability.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof.

IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first above written.

GREEN PLAINS RENEWABLE ENERGY, INC.

By:

EXHIBIT A

Form Notice of Exercise

TO:     Green Plains Renewable Energy, Inc.

(1)    The undersigned hereby elects to exercise          Warrants to purchase shares of the common stock, par value $.001 per share (the “Common Stock”) of Green Plains Renewable Energy, Inc, an Iowa corporation (the “Company”), pursuant to the terms of the attached Warrant, and:

☐	Tenders herewith payment of $ of the Total Exercise Price which is applicable to the portion of this Warrant being exercised pursuant to Section 2.02 of this Warrant.

(2)    Please issue a certificate or certificates representing said shares of the Common Stock of the Company or other securities or property deliverable upon exercise of this Warrant in the name of the undersigned or in such other name and address as is specified below:

(Name)

(Address)

(3)    The undersigned represents that (i) the aforesaid shares of Common Stock are being acquired for the account of the undersigned, not as a nominee for any other party, and for investment, by reason of a specific exemption from the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”), which exemption depends upon, among other things, the bona fide nature of the investment intent herein, (ii) the undersigned is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision regarding its investment in the Company; (iii) the undersigned has such knowledge and experience in financial and business matters that the undersigned is capable of evaluating the merits and risks of this investment; (iv) the undersigned understands that the shares of Common Stock issuable upon exercise of this Warrant have not been registered under the Securities Act, and they must be held unless subsequently registered under the Securities Act or an exemption from such registration is available; (v) the undersigned is aware that the aforesaid shares of Common Stock, may not be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met and until the undersigned has held the shares for the time period prescribed by Rule 144, and that among the conditions for use of the Rule is the availability of current information to the public about the Company and (vi) the undersigned agrees not to make any disposition of all or any part of the aforesaid shares of Common Stock, unless and until there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement, or the undersigned has provided the Company with an opinion of counsel satisfactory to the Company, stating that such registration is not required.

Date	(Signature)

(Print Name)

EXHIBIT B

ASSIGNMENT FORM

FOR VALUED RECEIVED,                                  hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to              Warrants, to:

Name of Assignee	Address	No. of Warrants

Dated:	Signature:

Witness: